ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

At a regular meeting held September 22-24, 2009, the Board of Trustees for the Registrant voted to change the names for the following American Fund of Funds as follows:

Previous Name:                                                                                                    New Name

American Fundamental Holdings Portfolio                                                     Core Fundamental Holdings Portfolio

American Global Diversification Portfolio                                                       Core Global Diversification Portfolio

American Diversification Growth & Income Portfolio                                   Core Diversification Growth & Income Portfolio

At a regular meeting held December 15-17, 2009, the Board of Trustees for the Registrant voted to approve the name change and investment policy changes as noted below:

1.        Strategic Income Fund

2.        Value Fund

Strategic Income Fund

The name of the fund was changed from the Strategic Income Fund to the Strategic Income Opportunities Fund and the following policies (changes in bolded text) have been amended and restated as follows:

Previous Investment Objective: To seek a high level of current income.

Amended and Restated Investment Objective: To seek to maximize total return consisting of current income and capital appreciation.

Previous Policy: Under normal market conditions, the fund invests at least 80% of its assets in the following types of securities: foreign government and corporate debt securities from developed and emerging markets, U.S. government and agency securities, and domestic high-yield bonds.

Amended and Restated Policy: Under normal market conditions, the fund invests at least 80% of its assets in the following types of securities, which may be denominated in U.S. dollars or non-U.S. currencies: foreign government and corporate debt securities from developed and emerging markets, U.S. government and agency securities, domestic high-yield bonds and investment grade corporate bonds, and currency instruments.

Previous Policy: The fund may use certain higher-risk investments, including derivatives (investments whose value is based on indexes, securities or currencies) and restricted or illiquid securities.

Amended and Restated Policy: The fund may use certain higher-risk investments, including derivatives (investments whose value is based on indexes, securities or currencies) and restricted or illiquid securities. The fund may invest significantly in currency derivatives for both hedging and non-hedging purposes, including for purposes of enhancing returns.

Value Fund

The following policy has been expanded:

The permitted investment in foreign securities is expanded from 5% to 20%.